Calculation of Filing Fee Tables

424B2
(Form Type)

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.700% Ally Financial Term Notes, Series A Due May 15, 2026	457(r)			3,527,000	0.0001102	$388.68
Fees to Be Paid	Debt	7.200% Ally Financial Term Notes, Series A Due May 15, 2033	457(r)			3,237,000	0.0001102	$356.72

Fees Previously Paid
	Total Offering Amounts					6,764,000
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							745.40